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                                VOTING AGREEMENT


                                       by


                           MEDICAL MANAGER CORPORATION

                                       and

                           HEALTHEON/WEBMD CORPORATION




                          Dated as of February 13, 2000












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                                VOTING AGREEMENT


                  VOTING AGREEMENT, dated as of February 13, 2000 (this "Agreement"), by Medical Manager Corporation (the "Stockholder"), a Delaware corporation, to and for the benefit of Healtheon/WebMD Corporation, a Delaware corporation ("Parent").

                  WHEREAS, as of the date hereof, the Stockholder owns of record and beneficially, is the beneficial owner, or has the power to vote or direct the voting of all shares of common stock (the "Avicenna Common Stock"), par value $.01 per share, of Avicenna Systems Corporation, a Massachusetts corporation ("Avicenna") (such shares, together with any shares of Avicenna Common Stock acquired by the Stockholder prior to the termination of this Agreement, being referred to herein as the "Avicenna Shares");

                  WHEREAS, as of the date hereof, Avicenna owns of record and beneficially, is the beneficial owner, or has the power to vote or direct the voting of 50,763,375 shares of common stock ("CareInsite Common Stock"), par value $.01 per share, of CareInsite, Inc., a Delaware corporation ( "CareInsite") (such shares, together with any shares of CareInsite Common Stock acquired by Avicenna prior to the termination of this Agreement, being referred to herein as the "CareInsite Shares");

                  WHEREAS, concurrently with the execution of this Agreement, Parent, Avicenna and CareInsite are entering into an Agreement and Plan of Merger, dated the date hereof and which may be amended from time to time (as so amended, the "Merger Agreement"; capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement); and

                  WHEREAS, as a condition to the willingness of Parent, Avicenna and CareInsite to enter into the Merger Agreement, Parent has requested the Stockholder to agree, and in order to induce Parent to enter into the Merger Agreement, the Stockholder is willing to agree to vote its Avicenna Shares and to cause Avicenna to vote its CareInsite Shares in favor of the Merger and adoption of the Merger Agreement, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

                 Section 1. Voting of Shares. Until the termination of this Agreement in accordance with the terms hereof, the Stockholder hereby agrees that:

                  (a) at any meeting of the stockholders of Avicenna, however called, and in any action by written consent of the stockholders of Avicenna, such Stockholder will vote
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          all of its  Avicenna  Shares (A) in favor of the approval and adoption of the Merger  Agreement  and the  Merger  and the other  transactions
          contemplated  by  the  Merger  Agreement,   (B)  against  any  Company
          Acquisition Proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CareInsite or Avicenna under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Avicenna; and

                  (b) at the Company Stockholders' Meeting or at any other meeting of the stockholders of CareInsite, however called, and in any action by written consent of the stockholders of CareInsite, such Stockholder will cause Avicenna to vote all of its CareInsite Shares
          (A) in favor of the approval and adoption of the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement, (B) againstany Company Acquisition Proposal or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CareInsite under the Merger Agreement or which would result in any of the conditions to the Merger Agreement not being fulfilled, and (C) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of CareInsite.

                  Section 2. Proxy. The Stockholder, by this Agreement, does hereby constitute and appoint Parent, or any nominee of Parent, with full power of substitution, as the Stockholder's irrevocable proxy and attorney-in-fact to vote the Avicenna Shares. The Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by the Stockholder with respect to the Avicenna Shares.

                  Section 3. Transfer of Shares. The Stockholder represents and warrants that it has no present intention of taking action to, prior to the termination of this Agreement in accordance with the terms hereof, and shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), pledge, encumber or otherwise dispose of any of the Avicenna Shares,
(b) deposit any of the Avicenna Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Avicenna Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale,

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assignment, transfer (including by operation of Law) or other disposition of any of the Avicenna Shares.

                  Section 4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

                  (a) The Stockholder has all legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

                  (b) The Stockholder is the record or beneficial owner of the Avicenna Shares and the Avicenna Shares are owned free and clear of any liens, claims, charges, encumbrances or voting agreements and commitments of every kind, other than this Agreement.

                  (c) This Agreement has been duly executed and delivered by the Stockholder.

                  (d) This Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other similar requirements of Law affecting the enforcement of creditors' rights generally and by general principles of equity.

                  Section 5. Termination. This Agreement shall terminate upon the earlier to occur of (i) the Effective Time (as defined in the Merger Agreement) or (ii) the termination of the Merger Agreement in accordance with the terms thereof; provided that the provisions of Sections 6 through 14 (inclusive) of this Agreement shall survive any termination of this Agreement; and provided further that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

                  Section 6. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  Section 7. Notices. (a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be sent by an overnight courier service that provides proof of receipt, mailed by registered or certified mail (postage prepaid, return receipt requested) or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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         if to Parent:      Healtheon/WebMD Corporation
                            400 The Lenox Building
                            3399 Peachtree Road NE
                            Atlanta, Georgia  30326
                            Telecopy Number:  (404) 479-7603
                            Attention:  Jack Dennison,
                                       Executive Vice President, General Counsel

         with a copy to:    Nelson Mullins Riley & Scarborough, L.L.P.
                            Bank of America Corporate Center
                            100 N. Tryon Street
                            Charlotte, North Carolina  28202
                            Telephone:  (704) 417-3200
                            Telecopy Number:  (704) 377-4814
                            Attention:  H. Bryan Ives III
                                        C. Mark Kelly

         if to the Stockholder:     Medical Manager Corporation
                                    669 River Drive
                                    Elmwood Park
                                    New Jersey 07407-1361
                                    Telephone:  (201) 703-3400
                                    Facsimile:  (201) 703-3401
                                    Attn:  General Counsel

         with a copy to:            Shearman & Sterling
                                    599 Lexington Avenue
                                    New York, New York  10022
                                    Attention:  Creighton O'M. Condon, Esq.
                                    Telephone:  (212) 848-4000
                                    Facsimile:  (212) 848-7179

                  (b) Notices of changes of address shall be effective only upon receipt.

                  Section 8. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  Section 10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

                  Section 11. Assignment; Binding Effect; Benefit. (a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  Section 12. Governing Law; Forum. (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

                  (b) Each of the parties hereto irrevocably agrees that all legal actions or proceedings with respect to this Agreement shall be brought and determined in the courts of the State of Delaware or in the United States District Court for the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with applicable Law, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts and (iii) to the fullest extent permitted by applicable Law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient

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forum, (B) the venue of such suit, action or proceeding is improper and (C) this
Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  Section 13. Counterparts. This Agreement may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.






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                  Section 14. WAIVER OF JURY TRIAL. EACH OF PARENT AND THE
STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT AND THE STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.


                                 MEDICAL MANAGER CORPORATION


                                          /s/ Kirk Layman
                                 By:      Kirk Layman
                                 Its:     Senior Vice President-Finance and
                                          Chief Accounting Officer




Agreed and Acknowledged:

HEALTHEON/WEBMD CORPORATION


         /s/ Jack Dennison
By:      Jack Dennison
Its:     Executive Vice President